UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 22, 2017

Two Harbors Investment Corp.
(Exact name of registrant as specified in its charter)

Maryland	001-34506	27-0312904
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

590 Madison Avenue, 36th Floor New York, NY 10022
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:   (612) 629-2500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01          Entry into a Material Definitive Agreement.

On June 22, 2017, Two Harbors Operating Company LLC (“Two Harbors LLC”), a wholly owned subsidiary of Two Harbors Investment Corp. (“Two Harbors”), entered into a Contribution Agreement among Granite Point Mortgage Trust Inc. (“Granite Point”), Granite Point Operating Company LLC, a subsidiary of Granite Point, and, for certain limited purposes, Two Harbors, pursuant to which Two Harbors LLC agreed to contribute all of the equity interests in TH Commercial Holdings LLC to Granite Point and to take certain other actions in connection with the formation transaction (the “Formation Transaction”) contemplated to occur simultaneously with the closing of the initial public offering of Granite Point common stock (“IPO”). The $651 million in equity interests to be contributed include Two Harbors’ portfolio of commercial real estate assets of approximately $1.8 billion, related secured indebtedness of approximately $1.2 billion and net working capital of approximately $0.1 billion, subject to a post-closing adjustment.
In exchange for the contribution, Granite Point will issue to Two Harbors LLC approximately 33.1 million shares of common stock of Granite Point, which will represent approximately 76.5% of the outstanding stock of Granite Point after the IPO. The shares received by Two Harbors LLC will be subject to a 120 day lock-up period following the closing of the IPO, after which Two Harbors anticipates that it will distribute the shares to Two Harbors’ stockholders by means of a special pro rata dividend, subject to the discretion and approval of its Board of Directors and in compliance with applicable securities laws. In connection with the Granite Point IPO, Two Harbors also agreed, subject to certain conditions, to purchase up to $20 million of Granite Point common stock in the open market at designated prices pursuant to a share purchase program that will extend for a period commencing four full calendar weeks after the IPO and ending on the earlier of the date on which all the capital committed to the plan has been exhausted or the date preceding the ex-dividend date associated with Two Harbors’ declaration of the pro rata distribution of Granite Point’s common stock to Two Harbors’ stockholders, but no later than December 31, 2017. Two Harbors does not intend to distribute any shares it acquires through the share purchase program to stockholders as part of the special dividend.
In connection with the closing of the Contribution Agreement, the Management Agreement dated as of October 28, 2009 among Two Harbors, Two Harbors LLC and PRCM Advisers LLC is expected to be amended to revise the definition of “Stockholders’ Equity” to exclude from such amount the consolidated stockholders’ equity of Granite Point and its subsidiaries as well as the outstanding principal balance of the promissory note to be received by Two Harbors upon sale of Granite Point preferred shares.

The foregoing description of the Contribution Agreement does not purport to be complete and is qualified in its entirety by reference to the Contribution Agreement, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1
Contribution Agreement dated as of June 22, 2017 among Granite Point Mortgage Trust Inc., Granite Point Mortgage Trust Operating Company LLC , Two Harbors Operating Company LLC and, for certain limited purposes, Two Harbors Investment Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWO HARBORS INVESTMENT CORP.

	By:	/s/ REBECCA B. SANDBERG
Rebecca B. Sandberg
General Counsel and Secretary

Date: June 22, 2017

Exhibit Index

Exhibit No.	Description	Filing Method

99.1
Contribution Agreement dated as of June 22, 2017 among Granite Point Mortgage Trust Inc., Granite Point Mortgage Trust Operating Company LLC , Two Harbors Operating Company LLC and, for certain limited purposes, Two Harbors Investment Corp.
Electronically